EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-9293, 33-11154, 33-15271, 33-18602, 33-25860, 33-28505, 33-33344, 33-38220, 33-51129, 33-56577, 333-01459, 333-09867, 333-15179, 333-34543, 333-34651, 333-38163, 333-40677, 333-40675, 333-59503, 333-62987, 333-65531, 333-67183, 333-72413, 333-86267, 333-89391, 333-90907, 333-35796, 333-45540, 333-48080, 333-49788, 333-52314, 333-56358, 333-59466, 333-61120, 333-62034, 333-68140, 333-73218, 333-98097, 333-100189, 333-101332, 333-101323, 333-102920, 333-108639 and 333-109303, 333-111968, 333-114550 and 333-114551; and Form S-3 Nos. 333-81101 and 333-63716) of Sun Microsystems, Inc. of our report dated September 10, 2004, with respect to the consolidated financial statements of Sun Microsystems, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/    ERNST & YOUNG LLP

San Jose, California

September 10, 2004